UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253

(Address of principal executive offices) (Zip Code)

480-305-8910

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

In connection with the issuance and sale of $350,000,000 of Series A Preferred Stock by TPI Composites, Inc. (the “Company”) in November 2021 to Oaktree Power Opportunities Fund V (Delaware) Holdings L.P., Opps TPIC Holdings, LLC and Oaktree Phoenix Investment Fund, L.P. (collectively, the “Purchasers”), the Purchasers and the Company entered into an Investor Rights Agreement pursuant to which the Purchasers are entitled, among other things, to designate one representative to the Company’s Board of Directors (the “Board”). Following Peter Jonna’s resignation from the Board on June 10, 2022 (as reported by the Company on a Current Report on Form 8-K filed on June 8, 2022), the Purchasers have designated Andrew Moir as a successor to Mr. Jonna as their representative. The Company appointed Mr. Moir to the Board on June 15, 2022. Mr. Moir was appointed as a Class III Director to serve for a term expiring at the Company’s 2025 annual meeting of stockholders, or until his successor is elected or qualified or until his earlier resignation or removal. Mr. Moir was also appointed to the Compensation Committee of the Board.

Since March 2022, Mr. Moir has served as senior vice president of Oaktree Capital Management’s Power Opportunities investment strategy. He is involved in all aspects of the group’s investment activities, including identifying potential investment opportunities, executing transactions and portfolio company oversight. In addition to his position on the Board, Mr. Moir also currently serves as a board observer of Montrose Environmental Group (NYSE: MEG) and Universal Plant Services. Mr. Moir previously served on the boards of Fidelity Building Services Group, Horizon Solar Power, Riggs Distler, Saber Power Services, Ten K Solar, The Kirlin Group, Trench Plate Rental Co. and Vac-One Services. He was also a board observer of GoodCents Holdings and Solomon Corporation. Mr. Moir served as a vice president at Oaktree from June 2015 to February 2022, and prior to joining Oaktree in 2013, Mr. Moir was at Moelis & Company, where he focused on executing M&A and capital markets transactions across multiple industries. Mr. Moir graduated cum laude with distinction from Yale University with a B.S. (Intensive) in chemistry and attended Stanford University for graduate studies in physical chemistry where he conducted research on novel solar cell technologies.

Mr. Moir will receive an option to purchase shares of the Company’s common stock, par value $0.01 per share, with a total value of $60,000, pursuant to the Company’s Second Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) and the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the “Plan”). The option will have a term of ten years and will vest over four years (25% on the first anniversary date of the grant date and 25% on each yearly anniversary of the grant date thereafter); provided, however that the option will vest in its entirety upon a change of control of the Company. In addition, Mr. Moir will receive an award of restricted stock units with a total value of $115,000 pursuant to the Director Compensation Policy and the Plan. The restricted stock units will vest in full on the earlier of the Company’s next annual meeting of stockholders, or the first-year anniversary of the date of the grant so long as Mr. Moir continues to serve on the Board through the vesting date. In addition, Mr. Moir will also receive an annual cash fee of $75,000 for serving on the Board in accordance with the Director Compensation Policy. All compensation in respect of Mr. Moir’s board service, whether paid in the form of cash, stock options, restricted stock, or otherwise, will be for the benefit of the Purchasers and their related investment funds managed by Oaktree and will be paid either to an entity designated by Mr. Moir and Oaktree for receipt thereof or to Mr. Moir directly and subsequently transferred to such entity. There are no related party transactions between the Company and Mr. Moir (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K.

The Board has determined that Mr. Moir will be an independent director for purposes of NASDAQ rules. The Company will enter into its standard form of indemnification agreement with Mr. Moir in connection with his appointment to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: June 15, 2022	By:	/s/ William E. Siwek
William E. Siwek President and Chief Executive Officer